UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	[X]
Filed by a Party other than the Registrant	[ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to §240.14a-12

OSI ETF Trust

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
Payment of Filing Fee  (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
____________________________________________________________
2)	Aggregate number of securities to which transaction applies:
____________________________________________________________
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
____________________________________________________________
4)	Proposed maximum aggregate value of transaction:
____________________________________________________________
5)	Total fee paid:
____________________________________________________________

[ ]	Fee paid previously with preliminary materials.
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
____________________________________________________________
2)	Form, Schedule or Registration Statement No.:
____________________________________________________________
3)	Filing Party:
____________________________________________________________
4)	Date Filed:
____________________________________________________________

O’Shares ETFs Announces
Strategic Growth Deal with ALPS Advisors
Boston, MA. January 4, 2022. O’Shares ETFs (“O’Shares”) today announced that it has agreed to a strategic transaction with ALPS Advisors (“ALPS”, a subsidiary of SS&C Technologies) having AUM exceeding $8.6 billion in ETFs and total AUM exceeding $17.6 billion. The agreement provides for long-term collaboration between O’Shares and ALPS. The ETFs managed by O’Shares will be reorganized into newly created ETFs formed by ALPS, subject to the approval of the Boards of Trustees of OSI ETF Trust and ALPS ETF Trust and of the O’Shares ETFs’ shareholders at a shareholders’ meeting to be announced.
The strategic transaction is expected to enhance the distribution and growth of the ETFs, as ALPS is a larger ETF organization with greater distribution resources. This should benefit both existing and future investors in the ETFs. O’Shares will provide the continuing ETFs use of the current target indexes under license agreements with ALPS, and O’Shares will provide continued marketing support of the ETFs following the combination.
“This is a strategic move for O'Shares. Partnering with ALPS provides important scale and enhanced distribution”, said Kevin O’Leary, Chairman of O’Shares, “We will continue to work with their leadership and sales teams to support the growth of the funds in all markets across the country. The ETFs will continue tracking the proprietary indexes we developed that focus on quality and preservation of capital, which is important to me because they are core allocations in my long-term portfolio.”
“We look forward to working with ALPS and their larger organization to bring our strategies to more investors and advisors” said Connor O’Brien, CEO of O’Shares. “This transaction provides expanded distribution for the ETFs, and also creates potential for collaboration in developing more ETFs, building on our Quality and Thematic investment principles.”
Piper Sandler & Co. served as exclusive financial advisor to O’Shares, with Stradley Ronon Stevens & Young, LLP serving as legal counsel.
About O’Shares. O’Shares provides ETFs for long-term wealth management, with an emphasis on quality across our family of ETFs. The O’Shares ETFs are designed for investors with objectives ranging from wealth preservation and income to growth and capital appreciation. Each O’Shares ETF reflects our rules-based investment philosophy, including quality as an important characteristic. O’Shares ETFs are all managed according to rules-based indexes, and all are publicly listed.

About SS&C Technologies. SS&C is a global provider of services and software for the financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut, and has offices around the world. Some 18,000 financial services and healthcare organizations, from the world's largest companies to small and mid-market firms, rely on SS&C for expertise, scale, and technology. Additional information about SS&C (Nasdaq: SSNC) is available at www.ssctech.com

About SS&C ALPS Advisors. SS&C ALPS Advisors, Inc., a wholly-owned subsidiary of SS&C Technologies, Inc., is a leading provider of investment products for advisors and institutions. Headquartered in Denver, CO with $18.2 billion under management as of September 30, 2021, ALPS Advisors is an open architecture boutique investment manager offering portfolio building blocks, active insight, and an unwavering drive to guide clients to investment outcomes across sustainable income, thematic and alternative growth strategies. For more information, visit www.alpsfunds.com
This communication is not a solicitation of any vote or approval.  In connection with the proposed transaction, O’Shares and ALPS will file with the SEC and furnish to shareholders of the O’Shares ETFs a proxy statement/prospectus and other relevant documents.  Shareholders are urged to read the proxy statement/prospectus when it becomes available because it will contain important information about the proposed transaction.
For more Information, please contact info@oshares.com